EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE
                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


U.S. PATENT OFFICE ISSUES NON-FINAL OFFICE ACTION WITH RESPECT TO LECTROLARM PATENT RE-EXAMINATION PROCEEDINGS

HAUPPAUGE, NY, May 8, 2006 - Vicon Industries, Inc. (Amex: VII) In May 2003, Vicon, among others, was sued for patent infringement by Lectrolarm Custom Systems, Inc. Since that time, Vicon has vigorously defended itself believing the patent was invalid. In January 2005, the Company filed a petition with the U.S. Patent Office asking for a re-examination of the patent based upon prior art by Vicon and another defendant. In April 2005, the U.S. Patent Office issued an order granting the re-examination.

On April 26, 2006, the U.S. Patent Office issued a "non-final office action" rejecting the first 6 of the 7 claims in the Lectrolarm patent. Lectrolarm is not asserting the 7th claim in the patent infringement suit. Lectrolarm has multiple appeals available to it in the U.S. Patent Office and, thereafter, in the Court of Appeals for the Federal Circuit.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.